UNIVERSITY OF MINNESOTA

RESEARCH AGREEMENT

THIS AGREEMENT is entered into effective as of June 16, 2021 (the "Effective Date") by and between Regents of the University of Minnesota (the "University"), a public educational institution and a Minnesota constitutional corporation, and GT Biopharma, Inc. (the "Sponsor"), a Delaware Corporation. This Agreement is entered into by the University through its Office of Sponsored Projects Administration.

Purpose

The research program contemplated by this Agreement is of mutual interest and benefit to University and to Sponsor and will further the instructional and research objectives of the University. The research is to be funded by Sponsor and carried out by the University.

NOW, THEREFORE, the parties agree as follows.

Article 1 – Term

The Term of this Agreement shall commence on the Effective Date and unless earlier terminatedas provided in Article 9 shall expire on June 30, 2023 ("Expiration Date"). The parties may extend the term of this Agreement for additional periods with or without additional funding through duly executed amendments.

Article 2- Research Work

2.1 University shall perform the project as set forth in Appendix 1 (the "Project") in accordance with the terms and conditions of this Agreement. Anything in this Agreement to the contrary notwithstanding, Sponsor and University may at any time amend Project by mutual written agreement. Any budgetary information included in the attachments to this agreement is for informational purposes only; the University retains the right to re-budget funds within the funded amount as needed to further project objectives.

2.2 The Project shall be under the direction of Jeffrey Miller, MD ("Principal Investigator"). In the event that the Principal Investigator becomes unable or unwilling to continue Project, and a mutually acceptable substitute is not available, University and/or Sponsor shall have

the option to terminate said Project in accordance with Article 9. This Agreement does not limit the freedom of individuals participating in this Project to engage in any other research.

Article 3 - Reports and Conferences

3.1 Written progress reports shall be provided by University to Sponsor upon reasonable request or upon completion of each phase of the Project as detailed in Appendix A as applicable. A final report shall be submitted by University within ninety (90) days of the conclusion or early termination of this Agreement.

3.2 During the term of this Agreement, representatives of University will meet with representatives of Sponsor at times and places mutually agreed upon to discuss the progress and results, as well as ongoing plans or changes.

Article 4 - Costs, Billings, and Other Support

4.1 University shall use reasonable efforts to complete the Project for a fixed sum of Two Million Seventy Four Thousand Six Hundred Eighty Six dollars ($2,074,686) ("Contract Price"). The Contract Price does not include any fees payable under Section 8.5.

4.2 Sponsor agrees to make an initial payment of Five Hundred Forty One Thousand Five Hundred Twenty Seven dollars ($541,527 [comprising of one $191,527 quarterly payment plus $350,000 for equipment]) within thirty (30) days of execution of the Agreement. Sponsor then agrees to make seven quarterly equal payments of One Hundred Ninety One Thousand Five Hundred Twenty Seven dollars ($191,527) following receipt of an invoice from the University. The initial invoice will be sent within thirty (30) days following execution of this Agreement. Sponsor shall make a final payment of One Hundred Ninety Two Thousand Four Hundred Seventy dollars ($192,470) within thirty (30) days of receipt of the final report.

Any fees payable under Section 8.5 will be invoiced separately in accordance with Section 8.5.

4.3 University shall acquire title upon acquisition of any equipment purchased or fabricated with funds provided by Sponsor under this Agreement. Sponsor shall provide the following equipment to University under the following conditions:

[Either (a) indicate "none" or (b) insert a list of equipment to be provided, indicate loan or gift, and attach a signed copy of equipment loan(s) or deed(s) of gift**:]**

NONE.

4.4 Payments made under this agreement shall be in United States dollars and shall be made payable to "Regents of the University of Minnesota". All payments shall be accompanied by the University invoice number, the Contract number, and name of Principal Investigator. Payments shall be sent to:

Regents of the University of Minnesota
NW 5957
P.O. Box 1450
Minneapolis, MN 55485-5957
Ph: 612.624.4313
Fax: 612.626.0321

Article 5 - Nondisclosure

5.1 For purposes of this Agreement, "Confidential Information" means written or tangible information disclosed by either party to the other, which at the time of disclosure is clearly and conspicuously labeled "Confidential" or "Proprietary". Confidential Information shall also include oral and visual disclosures which are identified as confidential at the time of such disclosures and which are confirmed and summarized within fifteen (15) days of the disclosure by the disclosing party in a writing that sets forth the substance of the Confidential Information disclosed. The parties agree to maintain confidentiality of the Confidential Information during the term of this Agreement, including any renewal periods, and for a period of three (3) years from the effective termination or expiration date of this Agreement. Neither party shall use said Confidential Information for any purpose other than those purposes specified in this Agreement. The parties may disclose Confidential Information to employees requiring access thereto for the purposes of this Agreement provided, however, that prior to making any such disclosures each such employee shall be apprised of the duty and obligation to maintain Confidential Information in confidence and not to use such information for any purpose other than in accordance with the terms and conditions of this Agreement. Neither party will be held financially liable for any inadvertent disclosure, but each will agree to use its reasonable efforts not to disclose any Confidential Information.

5.2 Nothing contained herein will in any way restrict or impair either party's right to use, disclose, or otherwise deal with any Confidential Information which:

5.2.1 At the time of its receipt, is generally available in the public domain, or thereafter becomes available to the public through no act of the receiving party;

5.2.2 Was independently known prior to receipt thereof, or made available to such receiving party as a matter of lawful right by a third party;

5.2.3 Is received without obligation of confidentiality from a third party; or

5.2.4 Is required by law (including the Minnesota Government Data Practices Act), and/or regulation or court order to be disclosed. In the event that Confidential Information is required to be disclosed pursuant to this subsection, the party required to make disclosure shall notify the other to allow that party to assert whatever exclusions or exemptions may be available to it under law.

5.3 Export Controls:

5.3.1 The parties acknowledge that they must comply with export control laws, including the International Traffic in Arms Regulations (ITAR), 22 C.F.R. pts. 120-130; the Export Administration Regulations (EAR), 15 C.F.R. pts. 730-774; and the Foreign Assets Control Regulations, 31 C.F.R. pts. 501-598.

5.3.2 Notwithstanding any other term herein, the University's research in connection with this Agreement shall constitute "fundamental research" for purposes of export control laws. University-generated technical data and software that arise during or result from "fundamental research" are not subject to the ITAR or EAR.

5.3.3 The Sponsor shall not convey technical data, technology, commodities, or software on the U.S. Munitions List, 22 C.F.R. pt. 121, or the Commerce Control List, 15 C.F.R. pt. 774, to the University without the prior written consent of the University's Export Controls Officer (J. Patrick Briscoe, bris0022@umn.edu, 612-625-3860). The University may decline receipt of listed items at its sole discretion and at no penalty.

Article 6 - Publicity

6.1 Sponsor will not use the name, logos and other marks and trade names of University, nor of any member of University's Project staff, in any publicity, advertising, or news release without the prior written approval of an authorized representative of University. University will not use the name, logos and other marks and trade names of Sponsor, nor any employee of Sponsor, in any publicity without the prior written approval of Sponsor.

6.2 Pursuant to the University's Openness in Research Policy (a copy of which may be found at http://www1.umn.edu/regents/policies/academic/Openness_in_Research.pdf) the University shall be allowed to disclose the following non-confidential information without the approval of the Sponsor: (1) the existence of the contract or grant; (2) the identity of the Sponsor or the grantor and, if a subcontract is involved, the identity of the prime contractor if the results of the research must be reported to the sponsor, grantor, or prime contractor; and (3) the purpose and the scope of the proposed research. The University may also disclose information as needed to comply with institutional reporting requirements, conflict of interest reviews, or in sponsored projects proposals or award documents (e.g., list of current and pending support.)

6.3 In accordance U.S. Securities Exchange Commission and other reporting requirements for publicly listed companies, Sponsor shall be allowed to disclose the following non-confidential information without the approval of the University: (1) the existence of the contract; (2) the identity of the University and, if a subcontract is involved, the identity of the prime contractor; and (3) the purpose and the scope of the proposed research. The Sponsor may also disclose information as needed to comply with U.S. government reporting requirements or other such reporting requirements for entering into material agreements.

Article 7 – Publications

7.1 Sponsor recognizes that under University policy the results of the Project must be publishable and agrees that researchers engaged in the Project shall be permitted to present at symposia, national or regional professional meetings and to publish in journals, theses or dissertations, or otherwise of their own choosing, methods and results of the Project. University shall have the final authority to determine the scope and content of any publication; provided, however, that University shall provide copies of any proposed publication at least forty-five (45) days in advance of the publication or presentation to Sponsor to review and object to such publication or presentation because such draft either contains information deemed to be Confidential Information under the provisions of Article 5 of this Agreement, or reveals information that if published within forty-five (45) days

would have an adverse effect on a patent application in which Sponsor owns full or part interest, or intends to obtain an interest from University pursuant to this Agreement. In the event that Sponsor notifies the University in writing that the proposed publication or presentation contains Sponsor's Confidential Information, the University shall remove any Sponsor Confidential Information from the draft prior to such publication or presentation. In the event Sponsor requests in writing a delay in publication to file for patent protection, the University and the Researcher shall refrain from making such publication or presentation for a maximum of ninety (90) days from the receipt of such objection, and Sponsor shall indicate with specificity to what manner and degree University may disclose said information during the ninety (90) day period.

7.2 Publication by either party to this Agreement shall give proper credit to the other party for the cooperative character of the investigation.

7.3 TriKE™ is a trademark of GT Biopharma, Inc. TriKE™ shall appear in all publications by University describing any aspect of the Research, and an acknowledgement of financial support from GT Biopharm, Inc. shall also be included in the acknowledgment section of the publication.

Article 8 – Intellectual Property and License of Inventions

8.1 Use of Research Results.

8.1.1 Copyright to copyrightable materials, including computer software, resulting from Project shall vest in University with a royalty-free non-exclusive, non-sublicensable license to Sponsor for its Non-Commercial use. "Non-Commercial" means not primarily intended for or directed towards commercial advantage or monetary compensation. By way of illustration, but without limitation, using software in a process to make a product would be Non-Commercial; selling the software or embedding the software in a product would be a commercial use.

8.1.2 Except for (a) the above limitation on copyrightable works in 8.1.1, (b) University's right to control publication of its own research results, (c) patented and patent-pending University Subject Inventions, and (d) University Confidential Information, Sponsor will have the free, irrevocable, non-exclusive unlimited right to use all research results for any purpose worldwide.

8.2 Subject Inventions.

8.2.1 "Subject Invention" means any patentable invention (excluding design patents) that is first conceived or reduced to practice by one or more employees of University, alone or with others, in performance of the Project. The inventorship of a Subject Invention will be determined in accordance with Title 35 of the United States Code. "Subject Invention" does not include copyrightable material, including source code or software.

8.2.2 "University Subject Inventions" are those Subject Inventions invented solely by employees of University. "Joint Subject Inventions" are those Subject Inventions invented by employees of University jointly with employees of Sponsor.

8.2.3 No rights to University background intellectual property are granted under the terms of this agreement.

8.3 Patent Applications and Costs

8.3.1 Each party shall promptly disclose to the other party in writing any Subject Invention of which that party becomes aware during the Term or afterwards.

8.3.2 Sponsor, in consultation with University, shall have the right to control the preparation, filing, and prosecution of each patent application that is specific to a Subject Invention. Sponsor shall have three (3) months from receipt of an invention disclosure from University to notify University whether it desires to file a patent application on the Subject Invention ("Subject Invention Review Period"). If Sponsor files, then Sponsor shall diligently pursue filing of the patent application in the name of University with respect to University Subject Inventions and in the name of both University and Sponsor in the case of Joint Subject Inventions. Although Sponsor shall have the ultimate decision authority in preparation, filing, and prosecution of each patent application that is specific to a Subject Invention, Sponsor shall keep University's office for Technology Commercialization informed (with copy to otcpatent@umn.edu) as to all material matters relevant to the patent prosecution process and decision matters, and the Sponsor shall give due consideration to any recommendations made by the University concerning the patent prosecution matters. Sponsor and Sponsor's counsel will not contact University inventors regarding drafting and prosecution without first contacting University's office for Technology Commercialization Without limiting the foregoing, Sponsor or Sponsor's counsel shall provide a copy of the draft application and responses to office actions to University at otcpatent@umn.edu and

an opportunity to review and provide comments on such application. Further, Sponsor shall provide, or direct Sponsor's counsel to provide, University with all serial numbers and filing dates, together with copies of all applications and patents that issue therefrom, including copies of all office actions, responses and all other substantive communications to and from the U.S. Patent and Trademark Office and the patent offices in any other jurisdictions. Sponsor shall be responsible for the full expense of Subject Invention patent application and prosecution.

8.3.3 If Sponsor decides (i) not to prepare, file, or prosecute patent applications specific to a Subject Invention within the Subject Invention Review Period, (ii) not to file an application in a particular jurisdiction, (iii) to discontinue prosecution of a pending application or a particular set of claims of a patent application, which set is specific to a Subject Invention, or (iv) not to pay any required fee to maintain a pending patent application or an issued patent, Sponsor shall promptly (but in no event less than 30 days before an action is required) notify University of its decision. In such case, University shall have the right to file, prosecute, and maintain said patent or patent application, or to file an application directed to that abandoned claim set, at its sole discretion and expense and without further obligation to Sponsor.

8.4 Nothing in this Article 8 shall be interpreted in a manner contrary to the publication provisions of Article 7 herein.

8.5 **Sponsor's Licensing Options**. Sponsor shall have an option during the Option Period (as defined herein) with respect to University Subject Inventions that are covered by claims in Licensed Patent and Licensed Patent Applications under the Exclusive Patent License Agreements, dated: 7.18.2017 (A# 20170047) & 3.26.2021 (A# 2021-0831) ("EPLA's") ("Covered Inventions") to add the Covered Inventions to the EPLA's upon payment of $15,000 and written notice to the University during the option period. The EPLA's will then be amended to reflect the addition of the Covered Inventions. This option period expires 6 months from the date the University notifies of the Covered Invention to Sponsor.

As to any University Subject Inventions that are not covered under the EPLA's ("**Other Inventions**"), Sponsor is granted an option to negotiate a license to such inventions on mutually agreeable terms. The option period expires six months from the date University notifies Sponsor of Other Inventions.

8.6 **Reservation of Rights**University retains an irrevocable, world-wide, royalty-free, non-exclusive right to use the Subject Inventions for teaching, research and educational purposes. The University shall have the right to sublicense its rights under this section to one or more non-profit academic or research institutions.

Article 9 - Termination

9.1 Either party may terminate this Agreement upon thirty (30) days prior written notice to the other. Upon submission/receipt of a notice of termination, University shall take measures to stop spending as soon as possible. A final accounting of expenses will be submitted within sixty (60) days of the termination date documenting all expenses incurred and all non-cancellable expenses which Sponsor is responsible for and showing the amount of funding overpaid or owed. If Sponsor has an unpaid balance remaining, Sponsor shall make the final payment within thirty (30) days after receipt of the final invoice. If Sponsor has overpaid, a check for the balance will be included within thirty (30) days of submission of the final accounting.

9.2 In the event of early termination of this Agreement by Sponsor pursuant to Article 9.1, Sponsor shall pay all costs incurred by University as of the date of termination, together with all non-cancellable obligations, which shall include all non-cancelable contracts, graduate assistantships, fellowships and postdoctoral associate appointments, entered into prior to the notice of termination. After termination, any obligation of Sponsor for fellowships, graduate assistantships or postdoctoral associates shall end no later than the end of University's academic year following termination.

9.3 In the event of early termination of this agreement by University pursuant to Article 9.1 or by either party pursuant to Article 2.2, Sponsor shall pay only the costs incurred up to the date of termination.

9.4 In the event that either party hereto shall commit any material breach of or default in any of the terms or conditions of this Agreement, and also shall fail to remedy such default or breach within ninety (90) days after receipt of written notice thereof from the other party hereto, the party giving notice may, at its option and in addition to any other remedies which it may have at law or in equity, terminate this Agreement by sending notice of termination in writing to the other party to such effect, and such termination shall be effective as of the date of the receipt of such notice.

9.5 Subject to Article 8.6, termination of this Agreement by either party for any reason shall not affect the rights and obligations of the parties accrued prior to the effective date of termination of this Agreement. No termination of this Agreement, however effectuated, shall affect the Sponsor's rights and duties hereof, or release the parties hereto from their rights and obligations under Articles 4, 5, 6, 7, 8, 9, 11, 12, 13, 14 and 17.

Article 10 - Independent Contractor

It is expressly understood that University and Sponsor are independent contractors and not the agent, partner, or employee of the other. In this regard, neither party shall have the authority to enter into any contract or agreement to bind the other and shall not represent to anyone that it has such authority, nor shall their respective employees be entitled to any benefits applicable to employee of the other party.

Article 11 - Insurance and Indemnification

11.1 Each party represents that it has and will continue to have at least the following levels of insurance or self-insurance during the term of this Agreement: (i) as to the University, Workers' Compensation in statutory compliance with Minnesota State Law; and (ii) as to both parties, General Liability Insurance in an amount not less than one million dollars ($1,000,000) per occurrence/two million dollars ($2,000,000) annual aggregate. University represents that the University and Principal Investigator have and will continue to have Professional Liability insurance in an amount not less than one million dollars ($1,000,000) per occurrence/two million dollars ($2,000,000) annual aggregate. Sponsor represents that it has and will continue to have Product Liability insurance or self-insurance in an amount not less than one million dollars ($1,000,000) per occurrence/two million dollars ($2,000,000) annual aggregate. Certificates of all insurance detailed above shall be furnished to the other party upon request.

11.2 Each party shall be responsible for its own acts and the results thereof and not for the acts of the other party. Liability of the University is subject to the terms and limitations of the Minnesota Tort Claims Act, Minnesota Statutes Section 3.736.

11.3 Sponsor shall indemnify, defend, and hold harmless University against any and all claims, costs, or liabilities, including attorneys' fees and court costs at both trial and appellate levels, for any loss, damage, injury, or loss of life (other than that attributable to willful, wanton or intentional acts or omissions of the University) arising out of use by Sponsor or any third party acting on behalf of or under authorization from Sponsor of information,

reports, discoveries, deliverables, materials, products or other results of University's work under this Agreement. Article 11.3 shall apply with the provision that (a) University promptly notifies Sponsor in writing after University receives notice of any claim, (b) Sponsor is given the opportunity, at its option, to participate and associate with University in control, defense, and trial of any claim and any related settlement negotiations and (c) University fully cooperates with Sponsor in the defense of any such claim.

Article 12 – Disclaimer of Warranties

University makes no warranties, express or implied, as to any matter whatsoever, including without limitation, the condition, originality or accuracy of the research or any invention (s) or product(s), whether tangible or intangible, conceived, discovered, or developed under this agreement; or the ownership, merchantability, or fitness for a particular purpose of the research or any such invention or product.

Article 13 – LIMITATION OF LIABILITY FOR BREACH OF CONTRACT

IN NO EVENT SHALL EITHER PARTY'S LIABILITY FOR BREACH OF CONTRACT INCLUDE DAMAGES FOR WORK STOPPAGE, LOST DATA, OR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFIT), OF ANY KIND. THE UNIVERSITY'S LIABILITY TO SPONSOR FOR BREACH OF THIS AGREEMENT SHALL NOT EXCEED THE MONETARY CONSIDERATION PAID TO THE UNIVERSITY UNDER THIS AGREEMENT. EXCEPT FOR SPONSOR'S INDEMNIFICATION OBLIGATIONS UNDER SECTION 11.3, SPONSOR'S LIABILITY TO THE UNIVERSITY FOR BREACH OF THIS AGREEMENT SHALL NOT EXCEED THE MONETARY CONSIDERATION DUE UNDER THIS AGREEMENT.

Article 14 - Governing Law and Jurisdiction

The internal laws of the state of Minnesota shall govern this Agreement, without giving effect to its conflict of laws principles. All suits, actions, claims and causes of action relating to the construction, validity, performance and enforcement of this Agreement shall be in the courts of Hennepin County, Minnesota.

Article 15 - Assignment

The parties may not assign any rights or obligations of this Agreement without the prior written consent of the other party. Any assignment attempted to be made in violation of this Agreement shall be void.

Article 16 - Agreement Modification

This Agreement shall be amended only in writing duly executed by all the parties to this Agreement. No waiver by any party of any default or nonperformance shall be deemed a waiver of any subsequent default or nonperformance.

Article 17 - Notices

Notices, requests, invoices, or communications, hereunder shall be deemed made upon submission to an overnight courier service or priority United States Mail, or three days after mailing by United States, first-class mail, certified or registered, postage prepaid, and addressed to the party to receive such notice, invoice, or communication at the address given below, or such other address as may hereafter be designated by notice in writing:

If to Sponsor:
Michael Handelman
Chief Financial Officer
GT Biopharma, Inc.
9350 Wilshire Blvd
Suite 203
Beverly Hills, CA 90212
Email: mh@gtbiopharma.com

If to University:
Sarah Danner
Sponsored Projects Administration
University of Minnesota
450 McNamara Alumni Center
200 Oak Street S.E.
Minneapolis, MN 55455-2070
Telephone: (612) 626-0270
E-Mail: sndanner@umn.edu

with a copy to Principal Investigator
Jeffrey Miller, MD
420 Delaware Street SE
MMC 480
Minneapolis, MN 55455
Telephone: 612-626-4024
E-Mail: mille011@umn.edu

If to University's Office for Technology Commercialization under Section 8.3:

Office for Technology Commercialization
University of Minnesota
280 McNamara Alumni Center
200 Oak Street S.E.
Minneapolis, MN 55455-2070
Telephone: (612) 624-0550
Fax : (612) 624-6554
E-Mail: umotc@umn.edu

Article 18 - Force Majeure

No party to this Agreement shall be responsible for any delays or failure to perform any obligation under this Agreement due to acts of God, strikes or other disturbances, including, without limitation, war, insurrection, embargoes, pandemics, governmental restrictions, acts of governments or governmental authorities, and any other cause beyond the control of such party.

Article 19 - Entire Agreement

This Agreement (including all attached or referenced exhibits, schedules, appendices, addenda, or other documents) (collectively, the "Attachments") is intended by the parties as the final and binding expression of their agreement and as the complete and exclusive statement of its terms. This Agreement cancels, supersedes and revokes all prior negotiations, representations and agreements among the parties, whether oral or written, relating to the subject matter of this Agreement, including any non-disclosure or confidentiality agreements. To the extent the Attachments contain any terms and conditions that conflict with the terms and conditions of this Agreement or which materially change or add to the terms and conditions contained in this Agreement, such changes will be ignored and given no effect.

Article 20 – Severability

If any provision of this Contract becomes or is declared illegal, invalid, or unenforceable, the provision will be divisible from this Contract and deemed to be deleted from this Agreement. If the deletion substantially alters the basis of this Contract, the parties will negotiate in good faith to amend the provisions of this Contract to give effect to the original intent of the parties.

UNIVERSITY OF MINNESOTA

Article 21 - Counterparts

This Agreement may be signed in counterparts, each of which shall be deemed one and the same original.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of on the date first written above.

REGENTS OF THE UNIVERSITY OF MINNESOTA	***SPONSOR***
BY: [signature]	BY: [signature] Anthony Cataldo
TITLE: Sr. Grant & Contract Administrator	TITLE: Chairman & Chief Executive Officer
DATE: 7/1/21	DATE: 06/26/2021

I have read the above agreement and agree to perform my obligations as principal investigator(s) under this agreement. I also understand and agree to the disposition of rights in inventions, discoveries, and other results as provided by this agreement and to the provisions concerning confidentiality and publications. I will inform students and other participants working on this research of their rights and obligations under this agreement.

Principal Investigator	Co-Principal Investigator *(If Applicable)*
BY: [signature]	BY:
TITLE: Professor of Medicine	TITLE:
DATE: 06/30/2021	DATE:

Appendices:
Appendix 1– Description of the Research Project
Appendix 2 – Project Budget

UNIVERSITY OF MINNESOTA

Appendix 1 – Description of the Research Project

This scientific research agreement aims to continue our work with GT Biopharma with three major goals in mind: (1) support of GT Biopharma's TriKE product development and GMP manufacturing efforts; (2) TriKE pharmacokinetics optimization in humans; and, (3) investigation of the patient's native NK cell population based on insights obtained from the analysis of the human data generated during GT Biopharma's GTB-3550 clinical trial. The major deliverables proposed here are: (1) creation of IND enabling data for TriKE constructs in support of GT Biopharma product development and GMP manufacturing efforts; (2) TriKE platform drug delivery changes to allow transition to alternative drug delivery means and extended PK in humans; and, (3) gain an increased understanding of changes in the patient's native NK cell population as a result of TriKE therapy. Most studies will use TriKE DNA/amino acid sequences created by GT Biopharma under current UMN/GTB licensing terms.

Specific AIM #1:
A. Provide support for GT Biopharma's TriKE product development and GMP manufacturing efforts. Studies will analyze GT Biopharma's TriKE Product Candidates for in vitro and in vivo function including but not limited to:

1. CD107a degranulation assay
2. NK cell proliferation assay
3. Target cancer cell surface marker blocking studies
4. in vivo xenogeneic mouse targeted tumor model studies
5. IncuCyte/xCELLigence killing assays

B. Studies will also be conducted in support of GT Biopharma's filing of Investigational New Drug applications related to the evaluation of TriKE Product Candidates in human clinical trials.

Specific AIM #2:

A. Investigate ways to improve pharmacokinetics (PK) of GT Biopharma's TriKE Product Candidates:

1. Evaluate different routes of administration (SQ and bolus intravenous) in mouse models.
2. Evaluate incorporation of moieties which interact with receptors in kidney.

Specific AIM #3:

A. Evaluate effect of TriKE on the native NK cell population of patients administered TriKE.
   1. Determine the minimum target cancer cell surface receptor density (e.g. Her2, B7H3, PD-L1, companion diagnostics) needed for efficacy.
   2. Evaluate TriKE trafficking in in vivo (e.g. copper labelling [or other])
   3. Determine toxicity profile including serum cytokine levels generally associated with clinical outcomes (toxicity, CRS, response).
   4. Determine the best dosing frequency to sustain efficacy in pre-clinical models.
   5. Understand the trafficking of NK cells from blood to tissue with dosing strategy.
   6. Determine NK cell receptor occupancy and Kd (CD16 and IL-15) in the presence of TriKE.
   7. Determine functional viability of obese vs non-obese patient NK cells in relation to perforin/granzyme inhibition, and suitability of TriKE for treatment of obese (BMI >38) patients.
   8. Evaluate use of possible combination therapeutic strategies with TriKE.

UNIVERSITY OF MINNESOTA

Appendix 2 – Project Budget

					Year 1	Year 2	Total
Personnel:	**Role on Project**	**Effort**	**urrent Salary**	**Adjusted Base**			
Jeffrey Miller	Co-Principal Investigator	1%	204,700	209,818	2,098	2,140	4,238
		###	*Fringe*		766	781	1,547
Martin Felices	Co-Investigator	5%	97,500	99,938	4,997	5,097	10,094
		###	*Fringe*		1,824	1,860	3,684
Bartosz Grzywacz	Co-Investigator	5%	94,800	97,170	4,859	4,956	9,814
		###	*Fringe*		1,773	1,809	3,582
Todd Lenvik (Molecular)	Researcher 6	30%	80,614	82,629	24,789	25,285	50,073
		###	*Fringe*		9,048	9,229	18,277
To Be Named (Functionals)	Technician	100%	38,000	38,000	38,000	38,760	76,760
		###	*Fringe*		12,084	12,326	24,410
To Be Named (Functionals)	Technician	100%	38,000	38,000	38,000	38,760	76,760
		###	*Fringe*		12,084	12,326	24,410
To Be Named (Mouse Studies)	Technician	100%	38,000	38,000	38,000	38,760	76,760
		###	*Fringe*		12,084	12,326	24,410
Peter Hinderlie (CyTOF)	Researcher 5	10%	54,596	55,961	5,596	5,708	11,304
		###	*Fringe*		2,043	2,083	4,126
Tilahoun Ashenafi (CODEX-Grzywacz)	Researcher 4	20%	69,992	71,742	14,348	14,635	28,984
		###	*Fringe*		5,237	5,342	10,579
Behiye Kodal (Functionals)	Researcher 4	50%	46,915	48,088	24,044	24,525	48,569
		###	*Fringe*		7,646	7,799	15,445
Deepa Kolasari	Project Manager	5%	133,250	136,581	6,829	6,966	13,795
		###	*Fringe*		2,493	2,542	5,035
Subtotal Salaries					201,560	205,591	407,151
Subtotal Fringe					67,081	68,423	135,504
Personnel Total					268,641	274,014	542,655
Consultants							-
Travel					4,000	4,000	8,000
Equipment (shared equipment purchase/maint plans)					350,000		350,000
Supplies:							
Supplies for Miller					79,500	94,500	174,000
Supplies for Felices					79,500	94,500	174,000
CODEX (Grzywacz)					20,000	20,000	40,000
Animal Models					38,000	136,045	174,045
Supplies Total:					217,000	345,045	562,045
Other Direct Costs:							
					-	-	-
							-
Other Direct Total					-	-	-
Total Direct Costs					**839,641**	**623,059**	**1,462,700**
Modified Total Direct Costs					489,641	623,059	1,112,700
Total Indirect Costs (55%)					269,303	342,683	611,986
TOTAL COSTS REQUESTED					**1,108,944**	**965,742**	**2,074,686**